EXHIBIT 3.2

 Wells-Gardner Electronics Corporation

 Bylaws Amendment

           FURTHER  RESOLVED,  that   Section  1   of  Article   II  of   the
 Corporation's By-laws be amended to read in its entirety as follows:

           "SECTION 1. Annual Meeting. The annual meeting of the shareholders of the Corporation, beginning with the year 1981, shall be held at the hour of 2:00 p.m. on the fourth Tuesday of April in each year or such other day and time as the Board of Directors agree, for the election of directors and for the transaction of such other business as may properly come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election of directors shall not be held on the day described above for the annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as such meeting can conveniently be convened and held."

           FURTHER  RESOLVED,  that   Section  3   of  Article   II  of   the
 Corporation's By-laws be amended to read in its entirety as follows:

           "SECTION  3.    Place  of  Meetings.     The  annual  meeting   of
 shareholders and all special meetings of shareholders for the election of directors shall be held in the City of Chicago, State of Illinois or such other place as the Board of Directors agree, either within or without the State of Illinois, either at the principal office of the Corporation or at such other place suitable for the holding of a shareholders' meeting as shall be designated in the notice thereof. Special meetings of shareholders for a purpose or purposes other than the election of directors may be held at such place, either within or without the State of Illinois, as shall be specified or fixed in the call for such meeting and the notice thereof ."

 In all other respects, said Article II of the Corporation's By-laws shall remain unchanged and in full force and effect, without modification or amendment as of the date hereof.